Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Denis McGlynn - President
Dover, Delaware, January 31, 2014	(302) 857-3200

DOVER DOWNS GAMING & ENTERTAINMENT, INC. ANNOUNCES APPOINTMENT OF TIMOTHY R. HORNE TO ITS BOARD OF DIRECTORS

Dover Downs Gaming & Entertainment, Inc. (NYSE Symbol: DDE) announced today that the Board of Directors of the Company, at its regularly scheduled quarterly meeting, appointed its Senior Vice President - Finance, Treasurer and Chief Financial Officer, Timothy R. Horne, as a Director of the Company, filling an existing vacancy on the Board of Directors.  Mr. Horne will serve as a Class II Director with a term expiring in 2016.

Dover Downs Gaming & Entertainment, Inc. Chairman, Henry B. Tippie stated, “Tim Horne has served as our Chief Financial Officer since we became a publicly traded company in 2002.  We are pleased to welcome Tim to the Board and are secure in the knowledge that we are adding a seasoned professional with first-hand knowledge of all facets of our organization.”

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Owned by Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE), Dover Downs Hotel & Casino® is a premier gaming and entertainment resort destination in the Mid-Atlantic region. Gaming operations consist of approximately 2,500 slots and a full complement of table games including poker.  The AAA-rated Four Diamond hotel is Delaware’s largest with 500 luxurious rooms/suites and amenities including a full-service spa/salon, concert hall and 41,500 sq. ft. of multi-use event space.  Live, world-class harness racing is featured November through April, and horse racing is simulcast year-round.  Professional football parlay betting is accepted during the season.  Additional property amenities include multiple restaurants from fine dining to casual fare, bars/lounges and retail shops.  For more information, please visit www.doverdowns.com.